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                                     DATALOGIX INTERNATIONAL INC.
                       100 Summit Lake Drive, Valhalla, NY  10595
                            Tel: 914-773-8000   Fax: 914-773-8001
                              1-800-4-PROCESS


NEWS RELEASE

Contact: John Cingari                       Kevin McGuirk
         Datalogix Corp                     Oracle Corporation
         914-773-8569                       415/506-4176

         Catherine Buan
         Oracle Investor Relations
         415/506-4184



                   DATALOGIX AGREES TO ACQUISITION BY ORACLE,
                     EXPANDS ORACLE'S APPLICATION SOLUTIONS
                      FOR PROCESS MANUFACTURING INDUSTRIES

                        Cash Merger Valued at $94 Million



Valhalla, NY, September 24, 1996. Datalogix and Oracle Corporation today announced the signing of a definitive agreement in which Oracle will acquire Datalogix, a leading provider of client/server software solutions for process manufacturing. The acquisition will be structured as a cash merger valued at $94 million. Oracle currently owns 13.4% of the outstanding shares of Datalogix and will purchase all of the remaining shares for $81 million, or $8 per share. Oracle will account for the deal as a purchase transaction. The transaction will close following receipt of the necessary approvals from Datalogix' shareholders and regulatory authorities. Oracle intends to maintain a development and operations facility in the Valhalla, New York area, to facilitate a smooth transition for Datalogix employees.


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Datalogix' process manufacturing applications include the Global Enterprise
Manufacturing Management System (GEMMS) and Computer Integrated Manufacturing for Process (CIMPRO) product lines. Oracle has distributed and supported the GEMMS process manufacturing software as Oracle GEMMS since September 1994. Today, Oracle GEMMS is integrated with Oracle Applications, the second largest selling suite of client/server business applications for the enterprise, with over 30 modules ranging from financials, human resources, manufacturing, distribution and sales force automation.

"Datalogix has a solid reputation as an industry-leading vendor for process manufacturing solutions. This acquisition helps us extend the best-in-class manufacturing and supply chain management functionality we offer our customers. The expertise we're acquiring will also help us provide specific vertical industry solutions for key industries such as consumer packaged goods", said Raymond J. Lane, Oracle's president and COO.

"We are delighted to become an integral part of the Oracle Applications solution," said Raymond V. Sozzi, Datalogix' president and COO. "Our close relationship with Oracle over the past two years has allowed us to offer a world class level of products, service and support to process manufacturing customers worldwide. We believe this is a great opportunity for our customers and employees."


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Datalogix is a leading focused provider of open, client/server software solutions for managing the manufacturing, logistics, and financial operations of process companies worldwide. Datalogix' products are used by over 1,000 installations and 18,000 users that manufacture consumer packaged goods (food, beverages, health and beauty aids) and industrial products (chemical, pharmaceutical, and petroleum). Datalogix' solutions are installed in more than 30 countries at process manufacturers such as B.F. Goodrich, Fresh Mark, Heinz Pet Products, Hyclone Laboratories, Land O'Lakes, Platres Lafarge and Sherwin Williams.

Additional information on Datalogix can be found on the Datalogix World Wide Web page at www.datalogix.com.

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Trademarks

               Datalogix, GEMMS and CIMPRO are registered trademarks of Datalogix International Inc.

               Oracle and Oracle Financials are registered trademarks of Oracle Corporation.